Exhibit 99.1

OSHKOSH CORPORATION

FOR IMMEDIATE RELEASE

For more information, contact:

Financial:	Patrick Davidson
Vice President, Investor Relations
920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS 2015
FIRST QUARTER RESULTS

Reaffirms Fiscal 2015 Adjusted(1) EPS Estimate Range of $4.00 to $4.25

Declares Quarterly Cash Dividend of $0.17 per share

OSHKOSH, WI — (January 27, 2015) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2015 first quarter net income of $34.7 million, or $0.43 per diluted share, compared to $54.9 million, or $0.63 per diluted share, in the first quarter of fiscal 2014. Results for the first quarter of fiscal 2015 included a $2.1 million after-tax other postretirement benefit curtailment gain in the defense segment. Excluding this item, fiscal 2015 first quarter adjusted(1) net income was $32.6 million, or $0.41 per diluted share. Comparisons are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the first quarter of fiscal 2015 were $1.35 billion, a decrease of 11.6 percent. Expected lower defense segment sales and lower fire & emergency shipments as a result of a planned lower rate of production were offset in part by improved demand in the Company’s access equipment and commercial segments.

Consolidated operating income in the first quarter of fiscal 2015 was $65.7 million, or 4.9 percent of sales, compared to $96.5 million, or 6.3 percent of sales, in the prior year first quarter. Excluding the curtailment benefit described above, adjusted(1) consolidated operating income in the first quarter of fiscal 2015 was $62.3 million, or 4.6 percent of sales. The decrease in adjusted operating income in the first quarter of fiscal 2015 as compared to the first quarter of the prior year was largely the result of lower sales in the Company’s defense segment and an

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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adverse product mix in the access equipment segment. The access equipment segment sold a larger percentage of telehanders, which have lower margins than aerial work platforms, in the first quarter of fiscal 2015 ahead of Tier 4 engine price increases in North America.

“We are pleased to announce first quarter adjusted results that exceeded our expectations, driven by better than expected results in each of our four segments,” said Charles L. Szews, Oshkosh Corporation chief executive officer. “We continued to experience, as expected, significantly lower defense segment sales in the quarter due to lower U.S. Department of Defense (DoD) spending for tactical wheeled vehicles. However, we finished the quarter with strong orders and higher backlogs in all of our non-defense segments compared with the first quarter of fiscal 2014, which we believe is a positive reflection of our non-defense customers’ expectations for 2015.”

“Our outlook for Oshkosh Corporation remains positive as we continue executing our MOVE strategy, which we believe provides realistic targets and process discipline for our company to achieve our strategic goals,” added Szews. “As a result of our positive outlook and stronger than expected first quarter performance, we are maintaining our full year 2015 adjusted(1) earnings per share estimate range of $4.00 to $4.25, in spite of some foreign currency related earnings headwinds that we expect to face. We expect to continue to pursue the MOVE strategy beyond 2015, capturing additional opportunities to enhance our earnings and drive shareholder value.”

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales increased 7.2 percent to $716.7 million for the first quarter of fiscal 2015. The improvement was principally the result of an increase in telehandler unit volume in North America, offset in part by lower aerial work platform unit volume. The increase in North American telehandler sales was due in part to shipments ahead of price increases related to Tier 4 engine emissions changes. Similarly, price increases related to Tier 4 engine emissions changes for aerial work platforms drove higher demand for those products in the first quarter of fiscal 2014. While North America provided for the majority of the increase in sales in the first quarter of fiscal 2015, the segment experienced higher volumes in all regions of the world except Latin America.

Access equipment segment operating income decreased 14.5 percent to $77.2 million, or 10.8 percent of sales, for the first quarter of fiscal 2015 compared to $90.3 million, or 13.5 percent of sales, in the first quarter of fiscal 2014. The decrease in operating income was primarily the result of adverse product mix, increased new product development spending and higher operating costs in support of ongoing MOVE initiatives, offset in part by higher sales volume. Results in the prior year quarter also benefited by $7.5 million as a result of reaching an agreement on the final pricing of a multi-year U.S. military contract.

Defense — Defense segment sales for the first quarter of fiscal 2015 decreased 44.1 percent to $269.3 million. The decrease in sales was primarily due to lower sales to the DoD as well as the absence of international sales of MRAP All-Terrain Vehicles.

Defense segment operating income decreased 60.6 percent to $9.8 million, or 3.6 percent of sales, for the first quarter of fiscal 2015 compared to $24.8 million, or 5.2 percent of sales, in the first quarter of fiscal 2014. Defense segment results for the first quarter of fiscal 2015 included a $3.4 million other postretirement curtailment benefit. Excluding this item, adjusted(1) operating income was $6.4 million, or 2.4 percent of sales, in the first quarter of fiscal 2015. The decrease in adjusted operating income was largely due to lower sales volume, offset in part by an unfavorable contract pricing adjustment in the prior year quarter and favorable aftermarket product mix.

Fire & Emergency — Fire & emergency segment sales for the first quarter of fiscal 2015 decreased 15.6 percent to $167.0 million. The decrease in sales primarily reflected lower fire apparatus deliveries as a result of a planned lower production rate and a large multi-unit international aircraft rescue and firefighting vehicle shipment in the prior year quarter.

Fire & emergency segment operating income decreased 77.6 percent to $1.5 million, or 0.9 percent of sales, for the first quarter of fiscal 2015 compared to $6.9 million, or 3.5 percent of sales, in the first quarter of fiscal 2014. The decrease in operating income was primarily the result of lower income on lower sales volume, offset in part by favorable warranty performance.

Commercial — Commercial segment sales increased 9.1 percent to $210.2 million in the first quarter of fiscal 2015. The increase in sales was primarily attributable to higher refuse collection vehicle unit volume and improved aftermarket parts & service sales.

Commercial segment operating income increased 20.9 percent to $12.4 million, or 5.9 percent of sales, for the first quarter of fiscal 2015 compared to $10.2 million, or 5.3 percent of sales, in the first quarter of fiscal 2014. The increase in operating income was primarily a result of higher sales volume and favorable warranty performance, offset in part by investment in MOVE initiatives.

Corporate — Corporate operating expenses decreased $0.3 million to $35.3 million for the first quarter of fiscal 2015.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $2.1 million to $13.6 million in the first quarter of fiscal 2015 as a result of the benefit of lower interest rates on bonds refinanced in the second quarter of fiscal 2014.

Provision for Income Taxes — The Company recorded income tax expense of $16.2 million in the first quarter of fiscal 2015, or 31.9 percent of pre-tax income, compared to $24.7 million, or 31.2 percent of pre-tax income, in the first quarter of fiscal 2014.

Share Repurchases — During the first quarter of fiscal 2015, the Company repurchased 1.9 million shares of its Common Stock at an aggregate cost of $88.1 million. Earnings per share in the first quarter of fiscal 2015 improved $0.03 compared to the prior year first quarter as a result of share repurchases completed during the past twelve months.

Fiscal 2015 Expectations

The Company reaffirmed its fiscal 2015 adjusted(1) earnings per share estimate range of $4.00 to $4.25 on projected net sales of $6.5 billion to $6.6 billion. The Company believes its stronger than expected first quarter performance will be offset by foreign currency headwinds later in the fiscal year due to the recent significant strengthening of the U.S. dollar. The Company anticipates that second quarter adjusted earnings per share will be in the range of the second quarter of fiscal 2014 adjusted earnings per share. This estimate is based on expected improved results in all of the non-defense segments and a lower share count being offset by significantly lower defense earnings due to lower sales, including the impact of an estimated six-month break in production on the Family of Heavy Tactical Vehicles program.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.17 per share of Common Stock. The dividend will be payable on February 26, 2015 to shareholders of record as of February 12, 2015.

Conference Call

The Company will comment on its fiscal 2015 first quarter earnings and its full-year fiscal 2015 outlook during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies; the strength of emerging market growth and projected adoption rates of work at height machinery; the expected level and timing of DoD and international defense customer procurement of products and services and funding thereof; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy, including the Company’s ability to successfully manage the cost reductions required as a result of lower customer orders in the defense segment; the Company’s ability to win a U.S. Joint Light Tactical Vehicle production contract award and international defense contract awards; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products;

risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including foreign currency fluctuations and compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; cyber security risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2014	2013

Net sales	$1,353.3	$1,530.2
Cost of sales	1,123.6	1,275.1
Gross income	229.7	255.1

Operating expenses:
Selling, general and administrative	150.5	144.7
Amortization of purchased intangibles	13.5	13.9
Total operating expenses	164.0	158.6
Operating income	65.7	96.5

Other income (expense):
Interest expense	(14.4)	(16.2)
Interest income	0.8	0.5
Miscellaneous, net	(1.3)	(1.7)
Income before income taxes and equity in earnings of unconsolidated affiliates	50.8	79.1
Provision for income taxes	16.2	24.7
Income before equity in earnings of unconsolidated affiliates	34.6	54.4
Equity in earnings of unconsolidated affiliates	0.1	0.5
Net income	$34.7	$54.9

Amounts available to common shareholders, net of tax:
Net income	$34.7	$54.9
Allocated to participating securities	(0.1)	(0.2)
Net income available to common shareholders	$34.6	$54.7

OSHKOSH CORPORATION

EARNINGS PER SHARE

(Unaudited)

	Three Months Ended
	December 31,
	2014	2013
Earnings per share attributable to common shareholders:
Basic	$0.44	$0.64
Diluted	0.43	0.63

Basic weighted-average shares outstanding	78,849,340	85,312,326
Dilutive stock options and other equity-based compensation awards	1,105,166	1,607,395
Participating restricted stock	(109,310)	(193,181)
Diluted weighted-average shares outstanding	79,845,196	86,726,540

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	December 31,	September 30,
	2014	2014
ASSETS
Current assets:
Cash and cash equivalents	$111.0	$313.8
Receivables, net	799.5	974.9
Inventories, net	1,114.5	960.9
Deferred income taxes, net	66.8	66.3
Prepaid income taxes	24.4	22.7
Other current assets	43.7	45.7
Total current assets	2,159.9	2,384.3
Investment in unconsolidated affiliates	18.8	21.1
Property, plant and equipment:
Property, plant and equipment	1,033.5	988.3
Accumulated depreciation	(596.0)	(582.8)
Property, plant and equipment, net	437.5	405.5
Goodwill	1,015.6	1,025.5
Purchased intangible assets, net	643.6	657.9
Other long-term assets	89.3	92.4
Total assets	$4,364.7	$4,586.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities of long-term debt	$20.0	$20.0
Accounts payable	455.5	586.7
Customer advances	340.9	310.1
Payroll-related obligations	100.6	147.2
Accrued warranty	83.6	91.2
Other current liabilities	180.3	156.4
Total current liabilities	1,180.9	1,311.6
Long-term debt, less current maturities	870.0	875.0
Deferred income taxes, net	123.7	125.0
Other long-term liabilities	288.4	290.1
Commitments and contingencies
Shareholders’ equity	1,901.7	1,985.0
Total liabilities and shareholders’ equity	$4,364.7	$4,586.7

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three Months Ended
	December 31,
	2014	2013
Operating activities:
Net income	$34.7	$54.9
Depreciation and amortization	30.5	30.8
Stock-based compensation expense	5.0	4.9
Deferred income taxes	(0.2)	(2.8)
Dividends from unconsolidated affiliates	2.8	—
Other non-cash adjustments	1.5	(0.4)
Changes in operating assets and liabilities	(126.6)	(82.7)
Net cash provided (used) by operating activities	(52.3)	4.7

Investing activities:
Additions to property, plant and equipment	(39.0)	(14.3)
Additions to equipment held for rental	(13.2)	(9.5)
Contribution to rabbi trust	—	(1.9)
Proceeds from sale of equipment held for rental	2.6	0.3
Other investing activities	(0.6)	(0.3)
Net cash used by investing activities	(50.2)	(25.7)

Financing activities:
Repurchases of common stock	(88.1)	(145.5)
Repayment of long-term debt	(5.0)	(16.2)
Proceeds from exercise of stock options	2.2	16.1
Dividends paid	(13.4)	(12.8)
Excess tax benefit from stock-based compensation	4.0	4.9
Net cash used by financing activities	(100.3)	(153.5)

Effect of exchange rate changes on cash	—	(0.3)
Decrease in cash and cash equivalents	(202.8)	(174.8)
Cash and cash equivalents at beginning of period	313.8	733.5
Cash and cash equivalents at end of period	$111.0	$558.7

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended
	December 31, 2014			December 31, 2013
	External		Net	External		Net
	Customers	Intersegment	Sales	Customers	Intersegment	Sales
Access equipment
Aerial work platforms	$277.3	$—	$277.3	$316.5	$—	$316.5
Telehandlers	290.4	—	290.4	217.7	—	217.7
Other	149.0	—	149.0	134.4	—	134.4
Total access equipment	716.7	—	716.7	668.6	—	668.6

Defense	269.2	0.1	269.3	481.3	—	481.3

Fire & emergency	159.5	7.5	167.0	189.0	9.0	198.0

Commercial
Concrete placement	86.1	—	86.1	81.4	—	81.4
Refuse collection	89.6	—	89.6	80.8	—	80.8
Other	32.2	2.3	34.5	29.1	1.3	30.4
Total commercial	207.9	2.3	210.2	191.3	1.3	192.6
Intersegment eliminations	—	(9.9)	(9.9)	—	(10.3)	(10.3)
Consolidated net sales	$1,353.3	$—	$1,353.3	$1,530.2	$—	$1,530.2

	Three Months Ended
	December 31,
	2014	2013
Operating income (loss):
Access equipment	$77.2	$90.3
Defense	9.8	24.8
Fire & emergency	1.5	6.9
Commercial	12.4	10.2
Corporate	(35.3)	(35.6)
Intersegment eliminations	0.1	(0.1)
Consolidated	$65.7	$96.5

	December 31,
	2014	2013
Period-end backlog:
Access equipment	$793.3	$468.4
Defense	669.8	1,625.3
Fire & emergency	699.9	506.6
Commercial	237.7	171.3
Consolidated	$2,400.7	$2,771.6

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended
	December 31,
	2014	2013

Access equipment segment sales excluding military (non-GAAP)	$716.7	$661.1
Final pricing adjustment on multi-year military contract	—	7.5
Access equipment segment sales (GAAP)	$716.7	$668.6

Adjusted defense segment operating income (non-GAAP)	$6.4	$24.8
OPEB curtailment gain	3.4	—
Defense segment operating income (GAAP)	$9.8	$24.8

Adjusted operating income (non-GAAP)	$62.3	$96.5
OPEB curtailment gain	3.4	—
Operating income (GAAP)	$65.7	$96.5

Adjusted net income (non-GAAP)	$32.6	$54.9
OPEB curtailment gain, net of tax	2.1	—
Net income (GAAP)	$34.7	$54.9

Adjusted earnings per share-diluted (non-GAAP)	$0.41	$0.63
OPEB curtailment gain, net of tax	0.02	—
Earnings per share-diluted (GAAP)	$0.43	$0.63

	Fiscal 2015 Expectations
	Low	High

Adjusted earnings per share-diluted (non-GAAP)	$4.00	$4.25
OPEB curtailment gain, net of tax	0.02	0.02
Debt extinguishment costs, net of tax	(0.11)	(0.11)
Earnings per share-diluted (GAAP)	$3.91	$4.16

Three Months Ended
March 31, 2014

Adjusted earnings per share - diluted (non-GAAP)	$0.80
Reduction of valuation allowance on net operating loss carryforward	0.14
Pension curtailment, net of tax	(0.03)
Debt extinguishment costs, net of tax	(0.08)
Earnings per share - diluted (GAAP)	$0.83

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